EXHIBIT 99.1

Mawson Infrastructure Group Inc. Announces Monthly Operational Update for November 2023

November Total Revenue increased 47% M/M

November Total Revenue of Bitcoin Equivalent of 132 BTC1

Completed Co-Location Customer Deployment of ~50 MW and ~15,876 miners

Recently Signed Additional Co-Location Customer For ~6 MW and 1764 miners

PITTSBURGH, Dec. 20, 2023 (GLOBE NEWSWIRE) -- Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure company, announced today its unaudited business and operational update for November 2023.

Rahul Mewawalla, CEO and President, commented, “We are very excited to announce the completion of the full deployment of our new co-location customer in mid-November, adding approximately 15,876 miners at our Midland, Pennsylvania facility. With this deployment completed in the middle of November, along with upcoming ramp up of our most recently executed and new co-location customer agreement, we expect our co-location business to expand further in December and into 2024. In addition to further growth in our co-location business, we are excited about the growth we have driven in our self-mining and overall business, including the recent 47% increase in total revenue over the prior month.”

Unaudited November Monthly Operating Results Summary

  Total monthly revenue equivalent of 132 BTC1 or about $4.81 million.
  47% M/M growth in total revenue.
  Completed new customer co-location services deployment for a total of ~15,876 Bitmain S19 XP miners.
  Co-location services revenue ramped up significantly to $1.98 million.
  Self-mining revenue increased with 24% M/M growth to $2.29 million.
  Energy Management revenue of $0.54 million.
  Total Power Capacity was approximately 109 MW with capacity for approximately 35,650 miners.

Conferences and Events Update

Mawson has planned to join the following upcoming conferences and events next month. Please contact IR@Mawsoninc.com for further information.

  Annual Needham Growth Conference in New York City, New York – Rahul Mewawalla, CEO and President and Sandy Harrison, CFO
  Quantum Conference in Miami, Florida – Rahul Mewawalla, CEO and President

Operational Updates

In November, Mawson’s two Pennsylvania sites, Midland and Bellefonte had approximately 109 MW of total power capacity capable of supporting 35,650 miners for either self-mining or co-location. The Midland facility had approximately 100 MW of total power and the capacity to support a total of approximately 32,930 miners for self-mining and/or co-location services. In the middle of November, the Company completed the deployment of its new co-location services partner, a wholly-owned subsidiary of Consensus Technology Group (“Consensus”) for approximately 15,876 Bitmain Antminer S19 XP miners or approximately 50 MW at its Midland site. In December, the Company announced that it executed another co-location agreement with a new co-location customer Krypton Technologies LLC, for approximately 6 MW and 1,764 miners, which is expected to be ramped up and deployed by the end of the year. At the end of November, the Bellefonte facility was operating at approximately 8.8 MW of capacity and continues to be used entirely for self-mining purposes.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure company. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson aligns digital infrastructure, sustainable energy, and next-generation fixed and mobile data center solutions, enabling efficient Bitcoin production and on-demand deployment of digital infrastructure assets. Mawson Infrastructure Group is emerging as a global leader in ESG focused digital infrastructure and Bitcoin mining.

For more information, visit: https://mawsoninc.com/

Statements about hashrate capacity

Statements in the press release about hashrate capacity (including ‘installed capacity’ or ‘nameplate capacity’), will often differ from the actual or observed hashrate. These terms generally make certain assumptions about the efficiency of the ASIC miners that are in use. Some ASIC miner models will consume less power to create the same amount of hashing power than other ASIC miner models (typically more recent models are more efficient). Many ASIC miner fleets are blended fleets, including various ASIC miner models each with different efficiency ratings. Hashrate capacity figures typically assume 100% deployment of ASIC miners. Given the large numbers of computing units (often numbering in the tens of thousands), ASIC mining fleets are rarely 100% deployed and online at any one time. This can be due to a variety of factors, including ASIC miners being under maintenance, in repair workshops, in storage, in transit, or due to technical faults and breakdowns. Once deployed and online, the actual or observed hashrate can be influenced by other factors such as heat, overclocking (causing the ASIC miner to perform at levels higher than the manufacturer’s specifications), the age, and wear and tear exhibited by the ASIC miners and also by the limitations of the surrounding infrastructure, such as power outages, and MDC and transformer breakdowns. Construction and development delays are a common risk for mining data centers, for example due to weather, permitting delays, or labor and equipment shortages. Investors should consider all risk factors related to uptime when considering these figures, which are a best-case scenario.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023, August 21, 2023, November 13, 2023, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:
Sandy Harrison
Chief Financial Officer
IR@mawsoninc.com

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1 Revenue equivalent BTC is the total revenue of the Company for the period divided by the average BTC price. For the month of November, the figure used is $36,526.76.